        Exhibit 4.19
Execution Version

SCHEDULE

to the

ISDA 2002 Master Agreement

dated as of December 18, 2025

between

CITIBANK, N.A.,
a national banking association organized under the laws of the United States, acting through its Office located in New York, London, Singapore, Sydney
(“Party A”)

and

ARCOS DORADOS B.V.,
a private company with limited liability organized and existing under the laws of the Kingdom of the Netherlands
(“Party B”)

Part 1
Termination Provisions
In this Agreement:

(a)    “Specified Entity” means (i) for the purpose of Section 5(a)(v) only of this Agreement, in relation to Party A, Citigroup Global Markets Limited, Citigroup Global Markets Inc., Citigroup Global Markets Commercial Corp., Citicorp Securities Services, Inc., Citibank Europe PLC, Citigroup Financial Products Inc., Citigroup Global Markets Europe AG, Citigroup Energy Inc., Citibank Canada, and Citigroup Commodities Canada ULC, (individually a “Section 5(a)(v) Affiliate”), and (ii) in relation to Party B, for all purposes, Arcos Dorados Holdings Inc. and Arcos Dourados Comercio de Alimentos S.A (individually, a “Section 5(a)(v) Specified Entity”).

(b)    “Specified Transaction” will have the meaning specified in Section 14 of this Agreement. For purposes of clause (c) of such definition, Specified Transaction includes any securities options, margin loans, short sales, any agreement governing the purchase, sale, transfer, exchange or option of a commodity, or any other commodity trading transaction and any other similar transaction now existing or hereafter entered into between Party A (or any Section 5(a)(v) Affiliate) and Party B (or any Section 5(a)(v) Specified Entity of Party B). For this purpose, “commodity” means any tangible or intangible commodity of any type or description, including without limitation power, natural gas, petroleum (and the products and by-products thereof), emissions allowances, precious metals and coal.

ISDA® 2002	29

(c)    The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will apply to Party B; subject to the following amendments:

(i) deleting in the seventh line threof the words “, or becoming capable at such time of being declared,” and

(ii) adding at the end thereof: “provided that, notwithstanding the foregoing, it shall not be an Event of Default with respect to party (“X”) if (A) the default, or other similar event or conditions of the failure to pay was caused by an error or omission of an administrative or operational nature made by or on behalf of X by any bank, broker-dealer, clearing corporation or other similar financial intermediary holding funds, securities or other property directly or indirectly for account of X; (B) funds were available to enable X to make the relevant payment when due; and (C) such payment or delivery is made within three Local Business Days of following the error or failure being discovered.”

For purposes of Section 5(a)(vi), the following provisions apply:

“Specified Indebtedness” shall have the meaning set forth in Section 14 of this Agreement, provided, however, that Specified Indebtedness shall not include deposits received in the course of a party’s ordinary banking business.

“Threshold Amount” means

(i) with respect to Party A, 2% of the stockholders’ equity of Party A; and
(ii) with respect to Party B, U.S. $75,000,000.00

including the U.S. Dollar equivalent on the date of any default, event of default or other similar condition or event of any obligation stated in any other currency.

For purposes of the above, stockholders’ equity shall be determined by reference to the relevant party’s most recent consolidated (quarterly, in the case of a U.S. incorporated party) balance sheet and shall include, in the case of a U.S. incorporated party, legal capital, paid-in capital, retained earnings and cumulative translation adjustments. Such balance sheet shall be prepared in accordance with accounting principles that are generally accepted in such party’s country of organization.

(d)    The “Credit Event Upon Merger” provisions of Section 5(b)(v) of this Agreement will apply to Party A and will apply to Party B.

(e)    The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A and will not apply to Party B; provided, however, that with respect to a party, where the Event of Default specified in Section 5(a)(vii)(1), (3), (4), (5), (6) or to the extent analogous thereto, (8) is governed by a system of law which does not permit termination to take place after the occurrence of the relevant Event of Default, then the Automatic Early Termination provisions of Section 6(a) will apply to such party.

ISDA® 2002	30

(f)    “Termination Currency” will have the meaning specified in Section 14 of this Agreement.

(g)    “Additional Termination Event” will not apply.
(i) Default Under Local Derivative Agreement. It shall constitute an Additional Termination Event, Party B shall be the Affected Party, all Transactions shall be Affected Transactions and Party A shall be the party entitled to designate an Early Termination Date and determine any Early Termination Amount, if at any time Party B, any Credit Support Provider of Party B, or any applicable Specified Entity of Party B:
(1) defaults (other than by failing to make a delivery) under a Specified Transaction facing Banco Citibank S.A. (“Citi Brazil”) or any credit support arrangement relating to a Specified Transaction facing Citi Brazil and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction;
(2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment or exchange date of, or any payment on early termination of, a Specified Transaction facing Citi Brazil (or, if there is no applicable notice requirement or grace period, such default continues for at least one Local Business Day);
(3) defaults in making any delivery due under (including any delivery due on the last delivery or exchange date of) a Specified Transaction facing Citi Brazil or any credit support arrangement relating to a Specified Transaction facing Citi Brazil and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, all transactions outstanding under the documentation applicable to that Specified Transaction; or
(4) disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, a Specified Transaction facing Citi Brazil or any credit support arrangement relating to a Specified Transaction facing Citi Brazil that is, in either case, confirmed or evidenced by a document or other confirming evidence executed and delivered by Party B, any Credit Support Provider of Party B, or any applicable Specified Entity of Party B (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

ISDA® 2002	31

Part 2
Tax Representations

(a)    Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A will make the following representation and Party B will make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or documents under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)    Payee Representations. For the purpose of Section 3(f) of the Agreement, Party A and Party B make the representations specified below, if any:

The following representation will apply to Party A and Party B:

It is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

For purposes of the foregoing representation:

“Specified Treaty” means the double tax treaty between the United States and the Kingdom of the Netherlands.

“Specified Jurisdiction” means, (A) with respect to Party A, the Kingdom of the Netherlands and (B) with respect to Party B, the United States.

The following representation will apply to Party A:

It is a national banking association organized under the laws of the United States and its U.S. taxpayer identification number is 13-5266470. It is “exempt” within the meaning of Treasury Regulation sections 1.6041-3(p) and 1.6049-4(c) from information reporting on Form 1099 and backup withholding.

ISDA® 2002	32

    The following representation will apply to Party B:

It is a private company with limited liability (Besloten Vennootschap) created or organized in the Kingdom of the Netherlands and its taxpayer identification number is 808315870.

It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of U.S. Treasury Regulations) for U.S. federal income tax purposes and a “non-U.S. branch of a foreign person” (as that term is used in Section 1.441-4(a)(3)(ii) of U.S. Treasury Regulations).

Each payment received or to be received by it in connection with this Agreement will not be effectively connected with the conduct of a trade or business in the United States.

Part 3
Agreement to Deliver Documents

For the purpose of Section 4(a) of this Agreement:

I. Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A and Party B
In the case of Party A, a valid and complete U.S. Internal Revenue Service Form W-9 (or any successor form), and in the case of Party B, a valid and complete U.S. Internal Revenue Service Form W-8BEN-E.

(i) Upon execution of this Agreement; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon any such form (or any successor thereto) previously provided by such party becoming obsolete or incorrect

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II. Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d)
(a) Party A and Party B
Evidence reasonably satisfactory to the other party of the (i) authority of such party and any Credit Support Provider to enter into the Agreement, any Credit Support Document and any Transactions and (ii) authority and genuine signature of the individual signing the Agreement and any Credit Support Document on behalf of such party to execute the same.
		As soon as practicable after execution of this Agreement and, if requested by the other party, as soon as practicable after execution of any Confirmation of any other Transaction.	Yes
(b) Party B
A certificate of an authorized officer for Party B certifying the authority, names and true signatures of the officers signing this Agreement or any Credit Support Document and the officers or other entities or agents, including the Investment Advisor, authorized to sign any Confirmations or approve any Transactions, reasonably satisfactory in form and substance to Party A
		Upon execution of this Agreement and as necessary for any further documentation.	Yes

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Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d)
(c) Party A	The party’s Consolidated Reports of Condition and Income for a Bank with Domestic and Foreign Offices – FFIEC 031.	Upon request, provided, however, that such financials are “deemed “ to be delivered hereunder on the date the same shall be posted on the website: https://www.citigroup.com/citi/investor/reg.htm	Yes
(d) Party B
Party B’s annual report containing audited consolidated financial statements prepared in accordance with accounting principles that are generally accepted in Party B’s country of organization and certified by independent certified public accountants for each fiscal year.
		As soon as available and in any event within 120 days (or as soon as practicable after becoming publicly available) after the end of each of its fiscal years.	Yes
(e) Party B
Party B’s unaudited consolidated financial statements, the consolidated balance sheet and related statements of income for each fiscal quarter prepared in accordance with accounting principles that are generally accepted in Party B’s country of organization.
		As soon as available and in any event within 60 days (or as soon as practicable after becoming publicly available) after the end of each of its fiscal quarters.	Yes

ISDA® 2002	35

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d)
(f) Party B
A letter from the Process Agent in the City of New York designated pursuant to paragraph (b) of Part 4 of this Schedule in which such Process Agent agrees to act as agent for service of process with respect to this Agreement and each Transaction and to forward promptly to Party B all process received by such Process Agent.
		As soon as practicable after execution of this Agreement and the first Confirmation of a Transaction.	Yes
(g) Party B	A duly executed copy of any and all Credit Support Documents specified in Part 4(f) of this Schedule.	Upon execution of this Agreement.	No
(h) Party B	Such other documents as Party A may reasonably request in connection with the Transactions governed by the Master Agreement and prepared by Party B in the ordinary course of its business.	Promptly upon request by Party A.	Yes

Part 4
Miscellaneous

(a)    Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

With respect to a particular Transaction, all notices or communications to Party A shall be sent to the address or facsimile number indicated in the Confirmation of that Transaction.

Address:    Capital Markets Documentation Unit
        388 Greenwich Street
        17th Floor
        New York, New York 10013

ISDA® 2002	36

Attention:     Director of Derivative Operations

Facsimile No.:    212 816 5550

Address for notices or communications to Party B:

Address:    Arcos Dorados B.V.
Muiderstraat 5/F
1011 PZ Amsterdam
The Netherlands

Attention:    At. Guido Lovati

(b)    Process Agent. For the purpose of Section 13(c) of this Agreement:

Party B appoints as its Process Agent:

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168

(c)    Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)    Multibranch Party. For the purpose of Section 10(b) of this Agreement:

Party A is a Multibranch Party and may enter into a Transaction through any of the following offices: New York, London, Singapore and Sydney.

Party B is not a Multibranch Party.

(e)    Calculation Agent. The Calculation Agent will be Party A unless (i) otherwise specified in a Confirmation in reference to the relevant Transaction or (ii) Party A is a Defaulting Party or Affected Party, in which case the Calculation Agent shall be Party B or its agent.

(f)    Credit Support Document. Credit Support Document means solely in regard to Party B, the guaranty by the Credit Support Provider dated as of the date hereof in favor of Party A as beneficiary thereof.

(g)    Credit Support Provider. The Credit Support Provider for Party A is not applicable. The Credit Support Provider for Party B is Arcos Dourados Comercio de Alimentos S.A.

ISDA® 2002	37

(h)    Governing Law. This Agreement and any claims, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(i)    Jurisdiction. Section 13(b)(i) of the Agreement is hereby amended by deleting in line 2 of paragraph 2 the word “non-” and by deleting paragraph (iii) thereof. The following shall be added at the end of Section 13(b): “Nothing in this provision shall prohibit a party from bringing an action to enforce a money judgment in any other jurisdiction.”

(j)“Affiliate” will have the meaning specified in Section 14 of this Agreement.

(k)    Absence of Litigation. For the purpose of Section 3(c): “Specified Entity” means in relation to Party A, any Affiliate of Party A, and in relation to Party B, any Affiliate of Party B.

(l)No Agency. The provisions of Section 3(g) will apply to this Agreement.

(m)Additional Representation will apply. For the purpose of Section 3 of this Agreement, each of the following will constitute an Additional Representation and each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

“(h)    Relationship Between Parties.

(1) No Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. It has not received from the other party any assurance or guarantee as to the expected results of that Transaction.

(2) Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the financial and other risks of that Transaction.

(3) Status of Parties. The other party is not acting as a fiduciary for or an advisor to it in respect of that Transaction.

ISDA® 2002	38

(i)    Risk Management. Party B alone represents that this Agreement has been, and each Transaction hereunder has been or will be, as the case may be, entered into for the purpose of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with its line of business (including financial intermediation services) and not for the purpose of speculation.

(j)    [Reserved].

(k)    ERISA. The assets that are used in connection with the execution, delivery and performance of this Agreement and the Transactions entered into pursuant hereto are not (i) the assets of an “employee benefit plan” (within the meaning of Section 3(3)) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other plan subject to Title I of ERISA, (ii) a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), to which Section 4975 of the Code applies, (iii) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulation section 2510.3-101 (as modified by Section 3(42) of ERISA), or (iv) a governmental plan that is subject to any federal, state, or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.”

(n)    Netting of Payments. Either party may notify the other in writing, not less than one Local Business Day in advance of one or more Scheduled Settlement Date, that with regard to payments due on that date, Multiple Transaction Payment Netting will apply. Except to the extent that such advance written notice shall have been given, Multiple Transaction Payment Netting will not apply for purposes of Section 2(c) of this Agreement; provided, however, that for each of the following groups of Transactions, Party A and Party B hereby elect to net payments of all amounts payable on the same day in the same currency (and through the same Office of Party A) by specifying that Multiple Transaction Payment Netting will apply (and therefore that Section 2(c)(ii) of the Agreement will not apply) with respect to each of the following groups of Transactions:

(i)FX Transactions entered into by the parties; and
(ii)    Currency Option Transactions entered into by the parties;
(iii)    Commodity Option Transactions entered into by the parties (on a Commodity by Commodity basis to the extent operationally feasible); and
(iv)    Commodity Transactions other than Option Transactions (on a Commodity by Commodity basis to the extent operationally feasible).

The starting date for the election commences upon entering the first Transaction under the Agreement with respect to either of the above groups of Transactions.

ISDA® 2002	39

Part 5
Other Provisions

(a)    Waiver of Right to Trial by Jury. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.

(b)    Severability. Except as otherwise provided in Sections 5(b)(i) or 5(b)(ii) of this Agreement in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor, in good faith negotiations, to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(c)    Escrow Payments. If by reason of the time difference between the cities in which payments are to be made, it is not possible for simultaneous payments to be made on any date on which both parties are required to make payments hereunder, either party may at its option and in its sole discretion notify the other party that payments on that date are to be made in escrow. In this case the deposit of the payment due earlier on that date shall be made by 2:00 p.m. (local time at the place for the earlier payment) on that date with an escrow agent selected by the party giving the notice, accompanied by irrevocable payment instructions (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by the irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it into escrow. The party that elects to have payments made in escrow shall pay the costs of the escrow arrangements and shall cause those arrangements to provide that the intended recipient of the payment due to be deposited first shall be entitled to interest on that deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office where it holds that deposited payment (at 11:00 am. local time on that day) if that payment is not released by 5:00 p.m. on the date it is deposited for any reason other than the intended recipient’s failure to make the escrow deposit it is required to make hereunder in a timely fashion.

(d)    Recording of Conversations. Each party hereto consents to the recording of its telephone conversations relating to this Agreement or any potential Transaction.

(e)    Limitation of Liability. No party shall be required to pay or be liable to the other party for any consequential, indirect or punitive damages, opportunity costs or lost profits.

(f)    2002 Master Agreement Protocol. The parties agree that the definitions and provisions contained in Annexes 1 to 16 and Section 6 of the 2002 Master Agreement Protocol published by the International Swaps and Derivatives Association, Inc. on 15th July, 2003 are incorporated into and apply to this Agreement.

(g)    No U.S. Equity Underliers. The parties will not enter into any Transaction under this Agreement that directly or indirectly (including through an index) refers to an equity security or instrument of an entity organized in the United States or a subdivision thereof (or other entity that could pay U.S.-source dividends for U.S. federal income tax purposes).

ISDA® 2002	40

(h)    Foreign Account Tax Compliance Provisions of the HIRE Act. “Tax” as used in Part 2(a) of this Schedule (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any legislation, or fiscal or regulatory rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a "FATCA Withholding Tax"). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

(i)    Transfer. The provision of Section 7 “Transfer” of the Master Agreement shall be amended by inserting before the final sentence: “No transfer shall be recognized unless the transferor party provides the other party to this Agreement with the name and address of the transferee.”

(j)    Affiliate Revenue Sharing Disclosure. In connection with the transactions and services contemplated under this Agreement, certain affiliates may provide product and sales services (“Services”), collectively with the services provided by Party A to Party B. Each such affiliate provides such Services on its own behalf. Notwithstanding the foregoing, Party A and certain of its affiliates have previously agreed to share revenue in respect of any transaction or service contemplated under this Agreement based on their respective contributions to such transaction or Service. Accordingly, a portion of the revenue received by Party A from Party B under any transaction or Service contemplated by this Agreement is allocable to such affiliate(s) and is received by Party A on behalf of such affiliate(s). For a list of affiliates providing Services in specific countries, please see https://www.citibank.com/icg/docs/Affiliates.pdf.

(k)    Modified Representation. For purposes of Section 3(d) of this Agreement, the following shall be added, immediately prior to the period at the end thereof:

“; provided that, in the case of financial statements delivered by a party or a Credit Support Provider of such Party pursuant to Part 3 of this Schedule, such financial statements fairly presents, in all material respects, the financial position of the relevant entity to which they relate as of the date of such financial statements.”

(l)    Electronic Signatures. Each party acknowledges and agrees that it may execute this Agreement, any Transaction and any variation or amendment to the same, by electronic instrument. Each party agrees that its electronic signature appearing on the document shall have the same effect as a handwritten signature and its use of an electronic signature on this Agreement or any Confirmation shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Agreement or any Confirmation, and evidencing that party’s intention to be bound by the terms and conditions contained herein or therein. Each party represents and warrants that it has the authority to enter into this Agreement and any Transaction using an electronic signature and is not prevented from doing so pursuant to its constitutional documents, corporate authorities, internal requirements or otherwise.

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        (m)    Additional Amendments. The Agreement is hereby amended as follows:

(i)Section 5(a)(i) is amended by deleting each occurrence of the word “first” and replacing it with “third”;
(ii)Section 5(a)(v)(2) is amended by deleting the word “one” in the fourth line thereof and replacing it with “three”;
(iii)Clauses (4)(B) and (7) of Section (5)(a)(vii) are amended by deleting each occurrence of the number “15” and replacing it with “30”.

Part 6
FX Transactions and Currency Option Transactions

(a)The 1998 FX and Currency Option Definitions.

(i)    The provisions of the 1998 FX and Currency Option Definitions as published by ISDA, Emerging Markets Traders Association and The Foreign Exchange Committee (the "FX Definitions"), are hereby incorporated herein in their entirety and shall apply to FX Transactions and Currency Option Transactions entered into by the Offices of the parties specified in Part 4 of this Schedule. FX Transactions and Currency Option Transactions are each deemed to be "Transactions" pursuant to the ISDA Master Agreement.

(ii)    Unless otherwise agreed to by the parties, all FX and Currency Option Transactions entered into between the parties prior to the date of this Agreement shall be deemed to be Transactions for purposes of this Agreement. The confirmation of all FX and Currency Option Transactions via any electronic media, telex, facsimile or writing shall constitute a "Confirmation" as referred to in this Agreement even where not so specified in the Confirmation. Such Confirmations will supplement, form a part of, and be subject to this Agreement.

(iii)    Supplementing any ISDA Credit Support Annex that is part of this Agreement and notwithstanding anything to the contrary contained in any definition of Local Business Day, Valuation Time means, for FX and Currency Option Transactions, the close of business in London on the Business Day immediately preceding the Valuation Date.

(b)    Article 3 General Terms Relating to Currency Option Transactions.

The FX Definitions are hereby amended by adding the following new Section 3.9:

“Section 3.9 Discharge and Termination of Options. Unless otherwise agreed, any Call or Put written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against a Call or Put, respectively, written by the other party, such termination and discharge to occur automatically upon the payment in full of the last Premium payable in respect of such Currency Option Transaction; provided, that such termination and discharge may only

ISDA® 2002	42

occur in respect of Currency Option Transactions with the same material terms, including but not limited to:

(i)    each being with respect to the same Put Currency and the same Call Currency (i.e., a Put may only be discharged against another Put and not against a Call);
(ii)    each having the same Expiration Date and Expiration Time;
(iii)    each being of the same style (i.e., either both being of American or European Style);
(iv)    each having the same Strike Price;
(v)    neither of which shall have been exercised;
(vi)    each of which has been entered into by the same pair of Offices of the parties; and
(vii)    each having the same procedures for exercise;

and, upon the occurrence of such termination and discharge, neither party shall have any further obligation to the other party in respect of the relevant Currency Option Transactions terminated and discharged. In the case of a partial termination and discharge (i.e., where the relevant Currency Option Transactions are for different amounts of the Currency Pair), the remaining portion of the Currency Option Transaction shall continue to be a Currency Option Transaction for all purposes hereunder.”

Part 7
Additional Provisions for Commodity Derivative Transactions

(a)    Definitions. The 2005 ISDA Commodity Definitions as published by the International Swaps and Derivatives Association, Inc. and otherwise as amended, supplemented or modified from time to time (the “Commodity Definitions”), are incorporated by reference in this Agreement and the relevant Confirmations with respect to “Transactions”, as defined by the Commodity Definitions, except as otherwise specifically provided in the relevant Confirmation.

(b)    Rounding. For purposes of preparing any calculations referred to in the Commodity Definitions, unless otherwise agreed to and specified in a Confirmation, rounding conventions for commodity pricing shall be as follows:

Megawatt Hours:	rounded to the nearest fourth decimal place
MMBtu:	rounded to the nearest fourth decimal place
Gallons	rounded to the nearest fourth decimal place
Barrels:	rounded to the nearest third decimal place

        (c)    Obligation to pay the absolute value of a negative Floating Amount. Where the Floating Amount payable by a party on a Settlement Date or Payment Date is a negative number, then the Floating Amount payable by that party on that Settlement Date or Payment Date will be deemed to be zero, and the other party will pay to that party the absolute value of that negative Floating Amount as

ISDA® 2002	43

calculated, in addition to any amounts otherwise payable by that other party on that Settlement Date or Payment Date. For these purposes such other party shall be the Floating Price Payer, the amount payable shall constitute a Floating Amount and rounding under Section 9.1 (Rounding in Transactions) shall apply to the absolute value of the negative Floating Amount as calculated.

Part 8
Dodd-Frank Title VII and EMIR Provisions

(a)        US Person Status (CFTC 2013 Interpretative Guidance).

     Party B hereby represents and agrees that it reasonably believes that it does not fall within any of the U.S. Person Categories, as defined and outlined in the ISDA U.S. Self-Disclosure Letter, available here, [https://www.isda.org/book/isda-us-self-disclosure-letter/] and believes in good faith that it would not otherwise be deemed to be a “U.S. person” under the U.S. Commodity Futures Trading Commission’s (“CFTC”) Interpretative Guidance and Policy Statement Regarding Compliance with Certain Swap Regulations, available here [https://www.govinfo.gov/content/pkg/FR-2013-07-26/pdf/2013-17958.pdf], (the “CFTC 2013 Interpretive Guidance”).  This representation shall be deemed repeated each time Party B enters into a Swap Transaction with Party A unless Party B has notified Party A to the contrary in a timely manner in writing prior to entering into such Swap Transaction.

(b)        US Person Status (CFTC 2020 Rules/SEC Rules).

          Party B hereby represents and agrees that it reasonably believes that it is not a U.S. Person (CFTC 2020 Rules/SEC Rules) as defined in the ISDA U.S. Self-Disclosure Letter, available here [https://www.isda.org/book/isda-us-self-disclosure-letter/].  This representation shall be deemed repeated each time Party B enters into a Swap Transaction with Party A unless Party B has notified Party A to the contrary in a timely manner in writing prior to entering into such Swap Transaction.

(c)        Covered Agreement.  The parties agree that this Agreement shall be considered a “Protocol Covered Agreement” or a “Covered Agreement,” as applicable, for purposes of the ISDA August 2012 DF Protocol and the ISDA March 2013 DF Protocol.

(i)     ISDA 2021 SBS Top-Up Protocol (the “SBS Top-Up Protocol”).  The Parties agree that the definitions and provisions contained in the SBS Top-Up Protocol, including Appendix 1 and/or Appendix 2 thereto, as applicable, or for parties that instead executed an alternative bilateral top-up, such bilateral top-up, are hereby incorporated into and apply to this Agreement as if set forth in full herein.  For these purposes, the term “Covered SBS Entity,” as used in the SBS Top-Up Protocol, is hereby agreed to refer to Party A and the terms “Counterparty” and “CP,” as used in the SBS Top-Up Protocol, are hereby agreed to refer to Party B.  The SBS Top-Up Protocol is available at https://www.isda.org/protocol/isda-2021-sbs-top-up-protocol/.

(d)    [Reserved].

ISDA® 2002	44

(e)    Notification of Right To Segregate Independent Amounts Pursuant to Applicable CFTC / SEC Rules.

(i)CFTC Rule 23.701

With respect to funds or other property provided to margin, guarantee or secure obligations for Uncleared Swaps entered into under this Agreement, to the extent mandated by the Dodd-Frank Act, Party B has the right to require segregation of such funds or other property (other than variation margin) at an independent third party custodian. This notification is deemed repeated each time Party B enters into an Uncleared Swap with Party A. For purposes of this paragraph, the term “Uncleared Swap” means a Transaction that is a “swap” as defined in the CEA section 1(a)(47) and CFTC regulation 1.3(xxx) that is not subject to the CFTC’s mandatory clearing requirement under CEA section 2(h) and CFTC regulations promulgated thereunder.

(ii)SEC Rule 18 a-4

Pursuant to Rule 18a-4 under the Securities Exchange Act of 1934 (the “Exchange Act”) Party B is hereby notified that Party A (i) is not a registered broker-dealer that is subject to Exchange Act Rule 15c3-3 and (ii) is exempt from omnibus segregation requirements under Exchange Act Rule 18a-4 pursuant to Rule 18a-4(f).

Pursuant to Section 3E(f)(1)(A) of the Exchange Act, Party B is hereby notified that under Section 3E(f)(1)(B) of the Exchange Act, Party B has the right to require segregation of the funds or other property supplied to margin, guarantee, or secure Party B’s uncleared Security Based Swap (“SBS”) with Party A in a segregated account at an independent third-party custodian separate from the assets and other interests of Party A and designated as a segregated account for and on behalf of Party B. This right to require segregation applies only to SBS that are not submitted for clearing to a clearing agency and does not apply to variation margin payments. Such right is independent of other applicable laws, rules or regulations, if any, that may require segregation of SBS margin or collateral.

Certain Bankruptcy Matters pursuant to SEC Rule 18a-4

Any margin collateral received and held by Party A in respect of uncleared SBS with Party B will not be subject to a segregation requirement under Exchange Act Rule 18a-4. Accordingly, in the event of an insolvency proceeding, receivership or similar process in respect of Party A, absent an effective segregation of such margin collateral from the property of Party A, established by contract or other law, such a claim could be treated as a general creditor claim against Party A or its estate.

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To the extent that Party B has posted initial margin to Party A with respect to non-cleared SBS pursuant to § 45.3 (12 C.F.R. § 45.3) of the margin requirements of the Office of the Comptroller of the Currency (as amended, supplemented or replace from time to time) (the “OCC Margin Rules”), such margin must be segregated in accordance with § 45.7 (12 C.F.R. § 45.7) of the OCC Margin Rules.

(f)    Dodd-Frank Portfolio Reconciliation. To the extent the parties have agreed to engage in portfolio reconciliation pursuant to Commodity Futures Trading Commission (“CFTC”) Rule 23.502 (17 C.F.R. 23.502) and Securities and Exchange Commission (“SEC”) Rule 15Fi-3 (17 C.F.R. 240.15Fi-3) by incorporating Schedule 4 of the Supplement to the ISDA March 2013 DF Protocol Agreement (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) on March 22, 2013) (“Swaps Schedule 4” of the “March 2013 DF Protocol”) or Schedule 4 of Supplement II to the ISDA 2021 SBS Protocol Agreement (as published by ISDA on May 3, 2021) (“SBS II Schedule 4” of the “SBS Protocol”) into this Agreement by exchanging Questionnaires, as that term is defined in the March 2013 DF Protocol or SBS Protocol, or by otherwise agreeing to incorporate into this Agreement terms that are substantially similar to Swaps Schedule 4 or SBS II Schedule 4 or that otherwise address the requirements of CFTC Rule 23.502 and SEC Rule 15Fi-3, Party A hereby informs Party B that it intends to engage in portfolio reconciliation, which may be performed by a third party service provider as agreed upon by the parties in writing, at the following frequency and on the following days, each of which is understood to be a Local Business Day:
(i) If Party B is a swap dealer or major swap participant registered with the CFTC or a security-based swap dealer or major security-based swap participant registered with the SEC: (a) once each business day if the swap or security-based swap portfolio includes 500 or more swaps and/or security-based swaps; (b) weekly on Wednesday of each week if the swap or security-based swap portfolio includes between 51 and 499 swaps and/or security-based swaps on any business day during any week; or (c) quarterly on the first business day of each quarter if the swap or security-based swap portfolio includes 50 or fewer swaps and/or security-based swaps at any time during the calendar quarter.
(ii) If Party B is not a swap dealer or major swap participant registered with the CFTC or a security-based swap dealer or major security-based swap participant registered with the SEC: (a) quarterly on the first business day of each quarter if the swap or security-based swap portfolio includes more than 100 swaps and/or security-based swaps at any time during the calendar quarter; or (b) annually on the first business day of each year if the swap or security-based swap portfolio includes no more than 100 swaps and/or security-based swaps at any time during the calendar year.

If Party B has elected to reconcile via a third-party service provider, Citi uses Tri-Optima. If Party B does not use Tri-Optima, Citi will instead deliver portfolio data directly to Party B.

(g)    Certain Permitted Disclosures. Party A is required to report information related to swap, derivatives and other transactions with counterparties to appropriate regulators.  Notwithstanding anything to the contrary in any agreement, including, without limitation, any non-disclosure or confidentiality agreement between Party A and Party B, as a counterparty to a swap, derivatives, or other transaction, Party B hereby consents to the disclosure of information: (a) to the extent required or  permitted by any applicable law, rule or regulation which mandates reporting and/or retention

ISDA® 2002	46

of transaction and similar information or to the extent required by order or directive regarding reporting and/or retention of transaction or similar information issued by any authority, body or agency in accordance with which Party A is required or accustomed to act, including, without limitation, reporting required to be made to swap or trade data repositories or systems or services operated by such repositories (“Reporting Requirements”) or (b) to and between Party A’s head office, branches or affiliates, or any persons or entities who provide services to such other party or its head office, branches or affiliates, in each case, in connection with such Reporting Requirements.

(h)    Certain Dodd-Frank Disclosures. Party A and certain of its affiliates (“Citi”) are registered with the CFTC as a U.S. swap dealer and with the SEC as a U.S. security-based swap dealer. As a swap dealer and security-based swap dealer, these entities are required to provide Party B with certain disclosures including information regarding the material risks and characteristics of particular transaction types and material incentives and conflicts of interest. The parties agree that these disclosures may be provided through the Citi Velocity website. Please log on to https://www.citivelocity.com/menu/DoddFrankMaterialDisclosures for access to these disclosures. If Party B does not have a Velocity username and password, please use the following username: citidisclosures and password: welcome1 for access. Contact the Citi representative for Party B with any questions regarding this information.

(i)    Applicability of Dodd-Frank Margin Requirements. Party B represents as of the date hereof (which representation shall be deemed to repeated on each date on which a Transaction is entered into) that Party B is not a “financial end user” as defined in the Margin Requirements. For purposes of the foregoing, the term “Margin Requirements” means the Margin and Capital Requirements for Covered Swap Entities; Final Rule adopted by the Department of the Treasury, Federal Reserve System, Federal Deposit Insurance Corporation, Farm Credit Administration and Federal Housing Finance Agency, published at 80 FR 74840 (November 30, 2015) Reg. __.2.

(j)     Part 8 Definitions. For the purposes of this Part 8, the following definitions apply:

“Financial Entity” has the meaning ascribed to it in Section 2(h)(7)(C)(1) of the CEA and includes a Swap Dealer, Major Swap Participant, Security-Based Swap Dealer, Major Security-Based Swap Participant, a Commodity Pool, a Private Fund, an Active Fund and any person that is predominantly engaged in activities that are in the business of banking, or in activities that are financial in nature, as defined in Section 4(k) of the Bank Holding Company Act.

“Financial Institution” means a financial institution as defined in Section 1a(21) of the CEA and includes:
(i)    an “agreement corporation” operating under the fifth undesignated paragraph of section 25 of the Federal Reserve Act;
(ii)    an “Edge Act corporation” organized under section 25A of the Federal Reserve Act;
(iii)    an institution that is regulated by the Farm Credit Administration;
(iv)    a federal credit union or state credit union as defined in section 101 of the Federal Credit Union Act;
(v)    a depository institution as defined in section 3 of the Federal Deposit Insurance Act;
(vi)    a foreign bank or a branch or agency of a foreign bank each as defined in section 1(b) of the International Banking Act of 1978;

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(vii)    any financial holding company as defined in section 2 of the Bank Holding Company Act;
(viii)    a trust company; or
(ix)    a similarly regulated subsidiary or affiliate of an entity described in (i) through (viii).
“Insured Depository Institution” is defined in Section 3(c) of the Federal Deposit Insurance Act and includes any bank or savings association the deposits of which are insured by the Federal Deposit Insurance Corporation pursuant to that Act, as well as any uninsured branch or agency of a foreign bank or a commercial lending company owned or controlled by a foreign bank for purposes of section 8 of that Act.
“Swap” means a “swap” as defined in section 1a(47) of the CEA and CFTC Regulation 1.3(xxx), provided that a commodity option entered into pursuant to CFTC Regulation 32.3(a) is not a Swap for purposes of this Agreement. The term “Swap” also includes any foreign exchange swaps and foreign exchange forwards that may be exempted from regulation as “swaps” by the Secretary of the Treasury pursuant to authority granted by Section 1a(47)(E) of the Commodity Exchange Act.
“Swap Transaction” means any Transaction that results in the creation of a new Swap between two or more parties or in a change to the terms of an existing Swap between the parties, including execution, termination, assignment, novation, exchange, transfer, amendment, conveyance, or extinguishing of rights or obligations of a Swap.

Part 9
U.S. QFC Mandatory Contractual Requirements
(a) ISDA 2018 U.S. Resolution Stay Protocol (“U.S. Stay Protocol”). The parties agree that the definitions and provisions contained in the ISDA 2018 U.S. Stay Protocol and Attachment thereto as published by the International Swaps and Derivatives Association, Inc. on July 31, 2018 are hereby incorporated into and apply to this Agreement as if set forth in full herein. For these purposes, the following terms as used in the U.S. Stay Protocol shall have the following meanings: “Regulated Entity” shall mean Party A and “Protocol Covered Agreement” or “Covered Agreement”, as applicable, shall mean this Agreement.”

Part 10
Risk Mitigation Requirements for Non-Centrally Cleared Over-the-Counter Derivatives Contracts

(a)    Portfolio Reconciliation, Dispute Resolution and One-Way Confirmation
(1)    Agreement to Reconcile Portfolio Data
The parties agree that where, at any time, (A) both parties are OTCD Intermediaries, or (B) one party is an OTCD Intermediary and the other party is a Financial Counterparty, the parties shall reconcile portfolios of Relevant Transactions as required by the Portfolio Reconciliation Risk Mitigation Requirements at such time. For the avoidance of doubt, the portfolio reconciliation obligations in this Part 10(a)(1) shall not apply where neither (A) nor (B) applies at the relevant time.

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(a)    One-way Delivery of Portfolio Data. If one party is a Portfolio Data Sending Entity and the other party is a Portfolio Data Receiving Entity:
(i)    on each Data Delivery Date, the Portfolio Data Sending Entity will provide Portfolio Data to the Portfolio Data Receiving Entity;
(ii)    on each PR Due Date, the Portfolio Data Receiving Entity will perform a Data Reconciliation; and
(iii)    if the Portfolio Data Receiving Entity identifies one or more discrepancies which such party determines, acting reasonably and in good faith, are material to the rights and obligations of the parties or to the valuations in respect of one or more Relevant Transaction(s), it will notify the other party in writing as soon as reasonably practicable and the parties will consult with each other in an attempt to resolve such discrepancies in a timely fashion for so long as such discrepancies remain outstanding, using, without limitation, any applicable updated reconciliation data produced during the period in which such discrepancy remains outstanding.
(iv)    if the Portfolio Data Receiving Entity does not notify the Portfolio Data Sending Entity that the Portfolio Data contains discrepancies by 4 p.m. local time in the place of business of the Portfolio Data Sending Entity on the fifth Joint Business Day following the later of the PR Due Date and the date on which the Portfolio Data Sending Entity provided such Portfolio Data to the Portfolio Data Receiving Entity, the Portfolio Data Receiving Entity will be deemed to have affirmed such Portfolio Data.
(b)    Exchange of Portfolio Data. If both portfolios are Portfolio Data Sending Entities:
(i)    on each Data Delivery Date, each party will provide Portfolio Data to the other party;
(ii)    on each PR Due Date, each party will perform a Data Reconciliation; and
(iii)    if a party identifies one or more discrepancies which such party determines, acting reasonably and in good faith, are material to the rights and obligations of the parties or to the valuations in respect of one or more Relevant Transaction(s), it will notify the other party in writing as soon as reasonably practicable and the parties will consult with each other in an attempt to resolve any such discrepancies in a timely fashion for so long as such discrepancies remain outstanding, using, without limitation, any applicable updated reconciliation data produced during the period in which such discrepancy remains outstanding.
The parties acknowledge that the Portfolio Reconciliation Risk Mitigation Requirements and the Dispute Resolution Risk Mitigation Requirements will only take effect from 8 October 2021 or the PR Requirement Start Date, whichever is later, and the obligations under this Part 10(a)(1) relating thereto shall only be complied with effect from such date.

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For the purposes of Part 10(a)(1) of the Schedule,
“Portfolio Data Receiving Entity” means Party B
“Portfolio Data Sending Entity” means Party A
“Local Business Day”
“Local Business Day” means, with respect to Party A, New York
“Local Business Day” means, with respect to Party B, New York
Contact details for Portfolio Data, discrepancy notices and Dispute Notices
The following items may be delivered to Party A at the following:
Portfolio Data: [***], [***]
Notice of a discrepancy:     [***], [***]
Dispute Notice: [***], [***]
All other communications under the Agreement: [***], [***]
The following items may be delivered to Party B at the following:
Portfolio Data: [***]; [***]; [***]
Notice of a discrepancy: [***]; [***]; [***]
Dispute Notice: [***]; [***]; [***]
All other communications under the Agreement: [***]; [***]; [***]
(2)    Change of status
(a)    Each party may change its own designation with the written agreement of the other party (such agreement not to be unreasonably withheld or delayed and for this purpose the parties agree, without limitation, that it will not be unreasonable for a party to withhold agreement where agreement would result in (i) the other party having different designations in respect of such party and one or more Affiliates of such party or (ii) none of the parties being a Portfolio Data Sending Entity).

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(b)    If a party believes, acting reasonably and in good faith, that the parties are required to perform Data Reconciliation at a greater or lesser frequency than that being used by the parties at such time, it will notify the other party of such in writing, providing evidence on request. From the date such notice is effectively delivered, such greater or lesser frequency will apply and the first following PR Due Date will be the earlier of the date agreed between the parties and the last Joint Business Day in the PR Period starting on the date on which the immediately preceding Data Reconciliation occurred (or, if no Joint Business Day occurs which is within such PR Period and is on or following the date such notice is effective, the first Joint Business Day following the later of the end of such PR Period and the date such notice is effective).
(3)    Use of agents and third party service providers
For the purposes of performing all or part of the actions under Parts 10(a)(1) and 10(a)(2), each party may appoint:
(a)    an Affiliate to act as agent, immediately on written notice to the other party;
(b)    subject to the other party’s agreement (such agreement not to be unreasonably withheld or delayed and which may include any such agreement existing prior to the date of the Schedule), (i) an entity other than an Affiliate as agent and/or (ii) a qualified and duly mandated Third Party Service Provider.
For the purposes of the above,
Party A appoints the following Affiliate(s) as its agent(s): None
Party B appoints the following Affiliate(s) as its agent(s): None
Party A may appoint a Third Party Service Provider.
Party B may appoint a Third Party Service Provider.
(4)    Dispute Identification and Resolution Procedure
The parties agree that they will use the following procedure to identify and resolve Disputes between them:
(a)    either party may identify a dispute which is required to be subject to the Dispute Resolution Procedure pursuant to the Dispute Resolution Risk Mitigation Requirements by sending a Dispute Notice to the other party; and
(b)    on or following the Dispute Date, the parties will consult in good faith in an attempt to resolve the Dispute in a timely manner, including, without limitation, by exchanging any relevant information and by identifying and using any Agreed Process which can be applied to the subject of the Dispute or, where no such Agreed Process exists or the parties agree that such Agreed Process would be unsuitable, determining and applying a resolution method for the Dispute.

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(5)    Relationship to other portfolio reconciliation and dispute resolution processes
This Part 10(a) and any action or inaction of either party in respect of it are without prejudice to any rights or obligations the parties may possess in respect of each other under any Agreed Process or other contractual agreement, by operation of law or otherwise. Action or inaction by a party in respect of this Part 10(a) will not be presumed to operate as an exercise or waiver, in whole or part, of any right, power or privilege such party may possess in respect of each other under any Agreed Process, this Agreement or other contractual agreement, by operation of law or otherwise. In particular, but without limitation, (a) any valuation in respect of one or more Relevant Transactions for the purposes of this Part 10(a) will be without prejudice to any other valuation with respect to such Relevant Transaction(s) made for collateral, close out, dispute or other purpose; (b) the parties may seek to identify and resolve issues and discrepancies between themselves before either party delivers a Dispute Notice; and (c) nothing in this Part 10(a) obliges a party to deliver a Dispute Notice following the identification of any such issue or discrepancy (notwithstanding that such issue or discrepancy may remain unresolved) or limits the rights of the parties to serve a Dispute Notice, to commence or continue an Agreed Process (whether or not any action under Part 10(a)(4) has occurred) or otherwise to pursue any dispute resolution process in respect of any such issue or discrepancy (whether or not any action under Part 10(a)(4) has occurred).
(6)    One-Way Confirmation
The parties agree that they may use one-way confirmation (negative affirmation) to confirm transactions under this Agreement, provided that such confirmation (i) is not prohibited under applicable laws and regulations and (ii) would be legally binding on the parties.
(b)    Confidentiality Waiver
Notwithstanding anything to the contrary in this Agreement or in any non-disclosure, confidentiality or other agreement between the parties, each party hereby consents to the disclosure of information to the MAS as required under the Dispute Resolution Risk Mitigation Requirements.
The consenting party represents and warrants that any third party to whom it owes a duty of confidence in respect of the information disclosed has consented to the disclosure of that information.
(c)    Common Provisions
(1)    Remedies for Breach
Without prejudice to the rights, powers, remedies and privileges provided by law, failure by a party to take any actions required by or to otherwise comply with Part 10(a) or any inaccuracy of the representation and warranty in Part 10(b), in either case, will not constitute an event of default in respect of such party or any other event which permits either party to terminate any Relevant Transaction or other transaction under this Agreement.

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(2)    Definitions
For the purposes of Part 10:
"Agreed Process" means any process agreed between the parties in respect of a Dispute other than the Dispute Resolution Procedure including, without limitation, the process in (a) Section 13 of any ISDA Master Agreement, (b) Paragraph 4 of an ISDA Credit Support Annex (Bilateral Form – Transfer), or (c) Paragraph 5 of each of the ISDA Credit Support Deed (Bilateral Form – Security Interest) and the ISDA Credit Support Annex (Bilateral Form), in each case as may be amended between the parties, if applicable.
"Data Delivery Date" means each date agreed as such between the parties provided that, in the absence of such agreement, the Data Delivery Date will be the Joint Business Day immediately prior to the PR Due Date.
"Data Reconciliation" means, in respect of a party receiving Portfolio Data, a comparison of the Portfolio Data provided by the other party against such party’s own books and records of all outstanding Relevant Transactions between the parties in order to identify promptly any misunderstandings of Key Terms.
"Dispute" means any dispute between the parties (a) which, in the sole opinion of the party delivering the relevant Dispute Notice, is required to be subject to the Dispute Resolution Procedure (or other Agreed Process) pursuant to the Dispute Resolution Risk Mitigation Requirements; and (b) in respect of which a Dispute Notice has been effectively delivered.
"Dispute Date" means, with respect to a Dispute, the date on which a Dispute Notice is effectively delivered by one party to the other party save that if, with respect to a Dispute, both parties deliver a Dispute Notice, the date on which the first in time of such notices is effectively delivered will be the Dispute Date. Each Dispute Notice will be effectively delivered if delivered in the manner agreed between the parties for the giving of notices in respect of this Schedule.
"Dispute Notice" means a notice in writing which states that it is a dispute notice for the purposes of Part 10(a)(4) and which sets out in reasonable detail the issue in dispute (including, without limitation, the Relevant Transaction(s) to which the issue relates).
"Dispute Resolution Procedure" means the identification and resolution procedure set out in Part 10(a)(4).
"Dispute Resolution Risk Mitigation Requirements" means the dispute resolution risk mitigation requirements set out in regulation 54B of the Regulations and paragraph 8 of the MAS Risk Mitigation Guidelines.
"Financial Counterparty" means "financial counterparty" as defined under paragraph 2.2 of the MAS Risk Mitigation Guidelines.

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"MAS" means the Monetary Authority of Singapore.
"MAS Risk Mitigation Guidelines" means the Guidelines on Risk Mitigation Requirements for Non-Centrally Cleared Over-the-Counter Derivatives Contracts dated 17th January 2019 issued by the MAS (as may be amended from time to time).
"Joint Business Day" means a day that is a Local Business Day in respect of each party.
"Key Terms" means, with respect to a Relevant Transaction and a party, the valuations of such Relevant Transaction and such other details the relevant party deems relevant or material from time to time which may include, by way of example, the unique transaction identifier, unique product identifier, contract type, identifiers of the reporting and non-reporting parties, start date, maturity, termination or end date, settlement method, settlement or expiration date, delivery type, the price, quantity, the notional value of the contract and currency of the Relevant Transaction, the position of the counterparties, any relevant fixed or floating rates of the Relevant Transaction, execution timestamp, execution venue, indication of collateralization, block trade indicator, clearing indicator and clearing venue. For the avoidance of doubt, "Key Terms" does not include details of the calculations or methodologies underlying any term.
"Local Business Day" means, in respect of a party and unless otherwise agreed between the parties in writing, a day on which commercial banks and foreign exchange markets settle payments and are open for general business in the places specified for that purpose in the Schedule or, if not so specified in the Schedule, in the place of the location of the office(s) that such party transacts Relevant Transactions with the other party from time to time, as determined by the other party.
"OTCD Intermediaries" has the meaning given to it in paragraph 1.1 of the MAS Risk Mitigation Guidelines, and "OTCD Intermediary" shall be construed accordingly.
"Portfolio Data" means, in respect of a party providing or required to provide such data, the Key Terms in relation to all Relevant Transactions between the parties in a form and standard that is capable of being reconciled, with a scope and level of detail that would be reasonable to the Portfolio Data Sending Entity if it were the receiving party. Unless otherwise agreed between the parties, the information comprising the Portfolio Data to be provided by a party on a Data Delivery Date will be prepared as at the close of business on the immediately preceding Local Business Day of, and as specified in writing by, the party providing the Portfolio Data.
"Portfolio Reconciliation Requirements" means the requirements one or both parties are subject to in accordance with the Portfolio Reconciliation Risk Mitigation Requirements.
"Portfolio Reconciliation Risk Mitigation Requirements" means the portfolio reconciliation risk mitigation requirements set out in regulation 54B of the Regulations and paragraph 6 of the MAS Risk Mitigation Guidelines.
"PR Due Date" means each date agreed as such between the parties provided that the PR Due Date will be the PR Fallback Date where either (a) no date is agreed or (b) the agreed date occurs after the PR Fallback Date.

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"PR Fallback Date" means: (a) in respect of the PR Period starting on the PR Requirement Start Date, the last Joint Business Day in such PR Period; and, otherwise, (b) the last Joint Business Day in the PR Period starting on the calendar day immediately following the last calendar day of the immediately preceding PR Period. If there is no Joint Business Day in a PR Period, the PR Fallback Date will be the first Joint Business Day following the end of the PR Period.
"PR Period" means, with respect to the parties, each period agreed as such between the parties pursuant to the Portfolio Reconciliation Requirements provided that, in the absence of such agreement, the PR Period will be:
(a)    if the Portfolio Reconciliation Requirements provide that the frequency at which Data Reconciliation may be conducted is daily, one Joint Business Day;
(b)    if the Portfolio Reconciliation Requirements provide that the frequency at which Data Reconciliation may be conducted is weekly, one calendar week;
(c)    if the Portfolio Reconciliation Requirements provide that the frequency at which Data Reconciliation may be conducted is quarterly, three calendar months; or
(d)    if the Portfolio Reconciliation Requirements provide that the frequency at which Data Reconciliation may be conducted is annually, one calendar year.
"PR Requirement Start Date" means the first calendar day on which the Portfolio Reconciliation Requirements apply to one or both of the parties.
"Regulations" means the Securities and Futures (Licensing and Conduct of Business) Regulations.
"Relevant Transaction" means any transaction which is subject to the Portfolio Reconciliation Risk Mitigation Requirements and/or the Dispute Resolution Risk Mitigation Requirements.
"Third Party Service Provider" refers to an entity that the parties agree will perform all or part of the actions under the relevant provision for one or both parties, including any agreed entity specified as such in the Schedule.

[Remainder intentionally left blank]

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ISDA® 2002	56

IN WITNESS WHEREOF, the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

CITIBANK, N.A.		ARCOS DORADOS B.V.
By:	/s/ Regina Im	By:	/s/ Lucas Brizuela
Name:	Regina Im	Name:	Lucas Brizuela
Title:	Vice President	Title:	Authorized Officer
Date:	19 December 2025	Date:	18/12/2025

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